Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in Registration Statements Form S-3 (No. 333-200176) and Form S-8 (No. 133-191518) of our report dated March 4, 2015, relating to the financial statements of Evoke Pharma, Inc. which appear in this Form 10-K. Our report contains an explanatory paragraph regarding the Company’s ability to continue as a going concern.

/s/ BDO USA, LLP

San Diego, California

March 4, 2015